Exhibit 10.5

IMMIX BIOPHARMA, INC.

STOCK OPTION GRANT NOTICE AND OPTION AGREEMENT

(Amended and Restated 2021 Omnibus Equity Incentive Plan)

As a key leader in our business, you are in a position to have significant influence on the performance and success of Immix Biopharma, Inc. (the “Company”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted an option to purchase shares of the Company’s Common Stock. This award is subject to the terms and conditions of the Immix Biopharma, Inc. Amended and Restated 2021 Omnibus Equity Incentive Plan, this Grant Notice, and the following Stock Option Agreement. The details of this award are indicated below.

Optionee:	Yekaterina Chudnovsky
Date of Grant:	August 22, 2023[1]
Number of Shares subject to the Option:	16,670
Exercise Price Per Share:	$1.80
Type of Option:	Nonqualified Stock Option
Expiration Date:	The tenth (10th) anniversary of the Date of Grant (the “Expiration Date”).
Vesting:	Options vest in ten equal monthly installments following the Date of Grant and any remaining unvested options will become fully vested and exercisable on the date of the 2024 annual shareholder meeting of the Company, subject to the Optionee’s continued service on the Board through such vesting dates.

By:	/s/ Ilya Rachman
Name:	Ilya Rachman
Title:	Chief Executive Officer
Date:	November 9, 2023

Acknowledged and agreed as of November 9, 2023:

/s/ Yekaterina Chudnovsky
Yekaterina Chudnovsky

1 The options were approved by the Compensation Committee on August 20, 2023, with such grant to be effective as of the date of the Optionee’s appointment to the Board of Directors, which date was August 22, 2023, and are being memorialized by this Option Agreement, dated November 9, 2023. These options represent a total of 16,670 of the 36,670 options originally granted to the Optionee effective on August 22, 2023.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (together with the above grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Immix Biopharma, Inc., a Delaware corporation (the “Company”), and the individual (the “Optionee”) set forth on the Grant Notice.

A. Pursuant to the Immix Biopharma, Inc. Amended and Restated 2021 Omnibus Equity Incentive Plan (the “Plan”), the Administrator has determined that it is to the advantage and best interest of the Company to grant to the Optionee an option to purchase the number of Shares (the “Shares”) set forth on the Grant Notice, at the exercise price per Share set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Option”).

B. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. For purposes of this Agreement, the following definitions shall apply:

(i) “Termination” shall mean the termination of the employment or service of the Optionee with the Company and all Affiliates thereof (including because of the Optionee’s employer ceasing to be an affiliate of the Company). For purposes of this Agreement, Termination will not occur when Optionee goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in Termination for purposes of this Agreement. However, Termination will occur when an approved leave described in this Section B ends, unless Optionee immediately returns to active work.

(ii) “Termination Date” shall mean the date of the Optionee’s Termination of Service.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Optionee and the Company hereby agree as follows:

1. Acceptance of Agreement. Optionee has reviewed all of the provisions of the Plan and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan and this Agreement, and, solely as they relate to this Option, the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Optionee. The Optionee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2. Grant and Terms of Stock Option.

2.1 Grant of Option. Pursuant to this Agreement, the Company has granted to the Optionee the right and option to purchase, subject to the terms and conditions set forth in the Plan and this Agreement, all or any part of the number of Shares set forth on the Grant Notice at a purchase price per Share equal to the exercise price per Share set forth on the Grant Notice. An Option granted pursuant to the Grant Notice and this Agreement shall be a Nonqualified Stock Option.

2.2 Vesting and Term of Option. This Section 2.2 is subject to the provisions of the Plan and the other provisions of this Agreement.

2.2.1 This Option shall vest and become exercisable as described in the Grant Notice.

2.2.2 The “Term” of this Option shall begin on the Date of Grant set forth in the Grant Notice and end on the Expiration Date specified in the Grant Notice. No portion of this Option may be exercised after the expiration of the Term.

2.2.3 Except as otherwise provided in the Grant Notice, in the event of Optionee’s Termination for any reason other than death, Disability, or Cause:

2.2.3.1 the portion of this Option that is not vested and exercisable as of the Termination Date shall not continue to vest and shall be immediately cancelled and terminated; and

2.2.3.2 the portion of this Option that is vested and exercisable as of the Termination Date shall terminate and be cancelled on the earlier of:

(a) the expiration of the Term; and

(b) ninety (90) days after such Termination Date.

2.2.4 Except as otherwise provided in the Grant Notice, in the event of Termination due to death or Disability:

2.2.4.1 the portion of this Option that is not vested and exercisable as of the Termination Date shall not continue to vest and shall be immediately cancelled and terminated; and

2.2.4.2 the portion of this Option that is vested and exercisable as of the Termination Date shall terminate and be cancelled on the earlier of (a) the expiration of the Term and (b) the date that is twelve (12) months after the Termination Date.

2.2.5 In the event of Optionee’s Termination for Cause, or if, after the Termination, the Administrator determines that Cause existed before such Termination, this entire Option shall not continue to vest, shall be cancelled and terminated as of the Termination Date, and shall no longer be exercisable as to any Shares, whether or not previously vested.

3. Method of Exercise.

3.1 Method of Exercise. Each election to exercise the Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan or in this Agreement. Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise. Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Optionee’s name for such Shares. However, the Company shall not be liable to the Optionee for damages relating to any reasonable delays in issuing the certificates to the Optionee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves which it promptly undertakes to correct.

3.2 Restrictions on Exercise. No Shares will be issued pursuant to the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (“Securities Act”), as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed and all applicable requirements of any Applicable Laws and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Administrator, to comply with any Applicable Law. In addition, Optionee shall not sell any Shares acquired upon exercise of this Option at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. Any other provision of this Agreement notwithstanding, the Company shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Administrator determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

3.3 Method of Payment. Payment of the exercise price shall be made in full at the time of exercise (a) by the delivery of cash or check acceptable to the Administrator, including an amount to cover the withholding taxes (as provided in Section 7.11) with respect to such exercise, or (b) any other method, if any, approved by the Administrator, including (i) by means of consideration received under any cashless exercise procedure, if any, approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise) or (ii) any other form of consideration approved by the Administrator and permitted by Applicable Laws.

3.4 No Rights as a Shareholder. Until the Shares are issued to the Optionee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

4. Non-Transferability of Option. Except as provided below, this Option may not be sold, assigned or transferred in any manner, pledged or otherwise encumbered other than by will or by the laws of descent or distribution or to a beneficiary designated pursuant to the Plan, and may be exercised during the lifetime of Optionee only by Optionee or the Optionee’s guardian or legal representative. Subject to all of the other terms and conditions of this Agreement, following the death of Optionee, this Option may, to the extent it is vested and exercisable by Optionee in accordance with its terms on the Termination Date, be exercised by Optionee’s executor or administrator, or the person or persons to whom the Optionee’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Optionee shall take rights herein granted subject to the terms and conditions hereof.

5. Restrictions; Restrictive Legends. Ownership and transfer of Shares issued pursuant to the exercise of this Option will be subject to the provisions of, including ownership and transfer restrictions contained in, the Company’s Certificate of Incorporation or Bylaws, as amended from time to time, restrictions imposed by Applicable Laws and restrictions set forth or referenced in legends imprinted on certificates representing such Shares.

6. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that this Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that this Option will terminate as of a date fixed by the Administrator and give the Optionee the right to exercise this Option prior to such date as to all or any part of the optioned stock, including Shares as to which this Option would not otherwise be exercisable.

7. General.

7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

7.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Option and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Option. This appointment is coupled with an interest and is irrevocable.

7.3 No Employment Rights. Nothing herein contained shall be construed as an agreement by the Company or any of its Subsidiaries, express or implied, to employ the Optionee or contract for the Optionee’s services, to restrict the Company’s or such Subsidiary’s right to discharge the Optionee or cease contracting for the Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any Affiliate.

7.4 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for Shares as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

7.5 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

7.6 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

7.7 No Assignment. Except as otherwise provided in this Agreement, the Optionee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

7.8 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

7.9 Equitable Relief. The Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Optionee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

7.10 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Optionee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Optionee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.11 Taxes. By agreeing to this Agreement, the Optionee represents that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Company shall be entitled to require a cash payment by or on behalf of the Optionee and/or to deduct from the Shares or cash otherwise issuable hereunder or other compensation payable to the Optionee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) in respect of the Option, its exercise or any payment or transfer under or with respect to the Option.

7.12 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

7.13 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

7.14 Data Privacy. Optionee agrees that all of Optionee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Optionee’s participation in the Plan.

7.15 Acknowledgments of Optionee. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Grant Notice, the Plan and this Agreement.

7.16 Complete Agreement. The Grant Notice, this Stock Option Agreement, the Plan, and the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Optionee constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

7.17 Waiver. The Optionee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee.

7.18 Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.19 Amendments and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of an Optionee under the Option without such Optionee’s consent. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Optionee’s economic rights.

7.20 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

7.21 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Optionee’s consent to participate in the Plan by electronic means, including, but not limited to, the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system or any successor system (“EDGAR”). Optionee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically (including on EDGAR), as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

7.22 Section 409A. The parties intend for the Option to be exempt from Section 409A of the Code or, if not so exempt, to be treated in a manner which complies with the requirements of such section, and intend that this Agreement be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this Agreement or the Option needs to be modified in order to comply with Section 409A of the Code, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this Agreement. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier).

7.23 Clawback of Incentive Compensation. If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), and (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the Committee may, in its sole discretion, require Optionee to repay (in which event, Optionee shall, within thirty (30) days of the notice by the Company, repay to the Company) or forfeit (in which case, Optionee shall immediately forfeit to the Company) to the Company, and Optionee hereby agrees to so repay or forfeit, that portion of the Incentive Compensation (as defined below) received by Optionee during the period comprised of the Company’s three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as described below) to be required to prepare a Covered Accounting Restatement (such period, the “Look-Back Period”), that the Committee determines was in excess of the amount of Incentive Compensation that Optionee would have received during such Look-Back Period, had such Incentive Compensation been calculated based on the restated amounts, and irrespective of any fault, misconduct or responsibility of Optionee for the Covered Accounting Restatement. It is specifically understood that, to the extent that the impact of the Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information therein (e.g., if such restatement’s impact on the Company’s stock price is not clear), such excess amount of Incentive Compensation shall be determined based on a reasonable estimate by the Committee of the effect of the Covered Accounting Restatement on the applicable financial measure (including the stock price or total shareholder return) based upon which the Incentive Compensation was received. In addition, in the case of time-based equity-based Incentive Compensation, a recoupment may occur, in the Committee’s sole discretion, if the Committee concludes that the Incentive Compensation grants, earning and/or vesting would not have been made, or would have been lower had they been based on the restated financial statements and it is possible to clearly compute the amount of such lesser award. Any decision by the Committee that no recoupment shall occur because of difficulties of computation shall not be reviewable. The amount of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Incentive Compensation shall be deemed received, either wholly or in part, in the fiscal year during which the financial reporting measure specified in such Incentive Compensation award is attained (or with respect to, or based upon the achievement of, such financial reporting measure, such Incentive Compensation was granted, earned or vested, as applicable), even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year. For purposes of this Section 7.23, the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of: (A) the date upon which the Board or an applicable committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement. For the purposes of this Agreement, “Incentive Compensation” shall mean any compensation (including any Award or any other short-term or long-term cash or equity incentive award or any other payment) that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including stock price and total shareholder return). For the avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph.